EX-99.(e)(1)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of this 2nd day of July, by and between each of PNC Funds and PNC Advantage Funds, each a Delaware statutory trust (the “Client”), and Professional Funds Distributor, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Client is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Client desires to retain the Distributor as principal underwriter in connection with the offering and sale of the Shares of each series listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively the “Funds”);

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of the Client’s board of trustees (the “Board”) and its disinterested directors in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Client on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                                                   Appointment of Distributor.

The Client hereby appoints the Distributor as its agent for the sale and distribution of Shares of the Funds, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.                                                   Services and Duties of the Distributor.

A.                                                           The Distributor agrees to act as agent of the Client for distribution of the Shares of the Funds, subject to the terms of and at the current offering price (plus sales charge, if any) described in the Prospectus.  As used in this Agreement, the term “Prospectus” shall mean each current prospectus, including the statement of additional information, as amended or supplemented, relating to any of the Funds and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Client under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act.

B.                                                             During the continuous public offering of Shares of the Funds, the Distributor shall use commercially reasonable efforts to distribute the Shares.  All orders for Shares shall be made through financial intermediaries or directly to the applicable Fund or its designated agent.  Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.  The Client or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.

C.                                                             The Distributor or an affiliate of the Distributor shall maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV and, as mutually agreed by the parties, enable the Funds and their agents to have and maintain access to the FundSERV system, participate in Networking transactions and have access to any related transaction, account or other information associated with FundSERV and Networking transactions.  The Distributor shall not be responsible for any operational matters associated with FundSERV or Networking transactions.

D.                                                            The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus and any sales literature and advertising materials specifically approved for use by the Distributor in writing by the Client.

E.                                                              The Distributor agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators Client’s advertising materials and sales literature.  The Distributor agrees to furnish to the Client any comments provided by regulators with respect to such materials.

F.                                                              The Client agrees to redeem or repurchase Shares tendered by shareholders of the Funds in accordance with the Client’s obligations in the Prospectus and the Registration Statement.  The Client reserves the right to suspend such repurchase right upon written notice to the Distributor.

G.                                                             The Distributor may, in its discretion, and shall, at the request of the Client, enter into agreements, including Non-Standard Dealer Agreements (collectively, “Dealer Agreements”), with such qualified broker-dealers and other financial intermediaries as the Distributor or the Client, as applicable, may select, in order that such broker-dealers and other intermediaries also may sell Shares of the Funds.  The form of any dealer agreement shall be approved by the Client.  The Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless (i) The Distributor has received a corresponding payment from the applicable Fund or its designee, including in respect of a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”) and (ii) such corresponding payment has been approved by the Client’s Board.  The Distributor shall include in the forms of agreement with selling broker-dealers a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases (or such other period specified by the Client in writing).

H.                                                            The Distributor shall devote its best efforts to effect sales of Shares of the Funds but shall not be obligated to sell any certain number of Shares.

I.                                                                 The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Distributor, if any.

J.                                                                The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Client, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

K.                                                            The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

L.                                                              Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction other than the United States and in any state where such registration may be required to perform the services required of the Distributor hereunder.

M.                                                         With respect to Distributor’s obligations under this Agreement and any Dealer Agreement, Distributor shall exercise due care and diligence in the performance of its duties and act in good faith, and shall use at least commercially reasonable and good faith efforts to comply with the terms of those agreements and to maintain the truth and accuracy of any representation or warranty made by Distributor therein.

3.                                                   Representations, Warranties and Covenants of the Client.

A.                                                           The Client hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)            it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an open-end management investment company under the 1940 Act;

(ii)           this Agreement has been duly authorized, executed and delivered by the Client and, when executed and delivered, will constitute a valid and legally binding obligation of the Client, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)          it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)          the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(v)           the Registration Statement and Prospectus included therein have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(vi)          the Registration Statement and Prospectus and any advertising materials and sales literature prepared by the Client or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements made, in the light of the circumstances under which they were made, therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects, provided, however, that no representation or warranty is made hereunder with respect to Distributor-related Statements or Omissions (as defined in Section 7 of this Agreement); and

(vii)         the Client owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Client’s business and for the offer, issuance, distribution and sale of the Fund Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

B.                                                             The Client shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated.  The Client authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.                                                             The Client agrees to advise the Distributor promptly in writing of any of the following to its actual knowledge:

(i)                                             of any correspondence by the SEC that materially affects the Funds and the distribution of its Shares, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)                                          in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)                                       of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements made, in the light of the circumstances under which they were made, therein not misleading;

(iv)                                      any actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus which may from time to time be filed with the SEC that materially affects Distributor’s role in the distribution of Fund Shares;

(v)                                         in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(vi)                                      of the commencement of any litigation or proceedings against the Client or any of its officers or directors in connection with the issue and sale of any of the Shares.

D.                                                            Except for such filings as Distributor has agreed to make pursuant to this Agreement or otherwise, the Client shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

E.                                                              The Client agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F.                                                              The Client shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares.  In addition, the Client shall keep the Distributor fully informed of its affairs and shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Client by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request.  The Client shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings.  The Client represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

G.                                                             The Client shall provide, and use commercially reasonable efforts to cause each other agent or service provider to the Client, including the Client’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

H.                                                            The Client shall not file any amendment to the Registration Statement or Prospectus that amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

I.                                                                 The Client has adopted policies and procedures pursuant to subtitle A of Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Client (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Client and the owners of the Shares.

J.                                                                With respect to Client’s obligations under this Agreement and any Dealer Agreement, Client shall exercise due care and diligence in the performance of its duties and act in good faith, and shall use at least commercially reasonable and good faith efforts to comply with the terms of those agreements and to maintain the truth and accuracy of any representation or warranty made by Client therein.

4.                                                   Representations, Warranties and Covenants of the Distributor.

A.                                                           The Distributor hereby represents and warrants to the Client, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)              it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)           this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)          it is conducting its business, including meeting its duties and obligations hereunder, in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)                              it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.

B.                                                             In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

C.                                                             The Distributor shall promptly notify the Client of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Shares.

5.                                                   Compensation.

A.                                                           In consideration of The Distributor’s services in connection with the distribution of Shares of each Fund and Class thereof, The Distributor shall receive the compensation set forth in Exhibit B.

B.                                                             Except as specified in Section 5A, The Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by The Distributor pursuant to this Agreement.  The Distributor may receive compensation from PNC Capital Advisors, LLC (“Adviser”) related to its services hereunder or for additional services all as may be agreed to between the Adviser and The Distributor.

6.                                                   Expenses.

A.                                                           The Client shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders of its Funds, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related advertising and sales literature, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Funds; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Client pursuant to Section 3(D) hereof.

B.                                                             The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7.                                                   Indemnification.

A.                                                           The Client agrees to  indemnify and hold harmless the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or, during the term of this Agreement, controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), from and against any and all losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of (i) the Distributor performing its duties and obligations under and in accordance with this Agreement; (ii) the Client’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Client’s failure to comply with any applicable laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, provided, however, that the Client’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such advertising materials or sales literature in reliance upon and in conformity with information relating to the Distributor and furnished to the Client or its counsel by the Distributor in writing (collectively, “Distributor-related Statements or Omissions”). In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees from any Losses to which the Distributor Indemnitees would otherwise be subject by reason of Distributor’s willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Client’s agreement to indemnify the Distributor Indemnitees is expressly conditioned upon the Client being notified of such action or claim of loss brought against any Distributor Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Distributor Indemnitee, unless the failure to give notice does not prejudice the Client.  Such notification shall be given by letter or by telegram addressed to the Client’s President, but the failure so to notify the Client of any such action shall not relieve the Client from any liability which the Client may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Client’s indemnity agreement contained in this Section 7(A).

B.                                                             The Client shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Client elects to assume the defense, such defense shall be conducted by counsel chosen by the Client and approved by the Distributor, which approval shall not be unreasonably withheld.  In the event the Client elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Client does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Client or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Client and the Distributor Indemnitee(s), the Client will reimburse the Distributor Indemnitee(s) in such suit, for the reasonable fees and expenses of any counsel retained by Distributor and them.  The Client’s indemnification agreement contained in Sections 7(A) and 7(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of each Distributor Indemnitee.

C.                                                             The Distributor agrees to indemnify and hold harmless the Client, its affiliates, and each of their respective members, managers, directors, officers, employees, representatives, and any person who controls or, during the term of this Agreement, controlled the Client within the meaning of Section 15 of the 1933 Act (collectively, the “Client Indemnitees”), from and against any and all Losses that any Client Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of (i) the Distributor’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply with any applicable laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, sales literature and advertising materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Client or its counsel by the Distributor in writing.  In no event shall anything contained herein be so construed as to protect the Client Indemnitees from any Losses to which the Client Indemnitees would otherwise be subject by reason of Client’s willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Distributor’s agreement to indemnify the Client Indemnitees is expressly conditioned upon the Distributor’s being notified of any action or claim of loss brought against a Client Indemnitee, such notification to be given by letter or telegram addressed to the Distributor’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Client Indemnitee, unless the failure to give notice does not prejudice the Distributor.  The failure so to notify the

Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 7(C).

D.                                                            The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Client Indemnitee, which approval shall not be unreasonably withheld.  In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Client Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any such suit, or in case the Client does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Client Indemnitee(s), the Distributor will reimburse the Client Indemnitee(s) in such suit, for the reasonable fees and expenses of any counsel retained by the Client and them.  The Distributor’s indemnification agreement contained in Sections 7(C) and (D) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Client Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the Client’s benefit, to the benefit of each Client Indemnitee.

E.                                                              No person shall be obligated to provide indemnification under this Section 7 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

8.                                                   Dealer Agreement Indemnification.

A.                                                           Distributor acknowledges and agrees that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), require that Distributor enter into Dealer Agreements that contain certain representations, undertakings and indemnification that are not included in the form of dealer agreement attached hereto as Exhibit C (“Non-Standard Dealer Agreements”).  Exhibit C may be amended from time to time by written agreement of the parties.

B.                                                             To the extent that Distributor is requested or required by the Client to enter into any Non-Standard Dealer Agreement, the Client shall provide Distributor an opportunity to review and comment on the Non-Standard Dealer Agreement.  Distributor agrees to review and comment on any such Non-Standard Dealer Agreement promptly, but no later than within ten business days of its receipt.  Client shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of (a) the Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement to the extent (i) such actions (or similar actions) would not be required by the terms of the Standard Dealer Agreement or (ii) any such inaction would not be a breach of the Standard

Dealer Agreement if the Standard Dealer Agreement were to apply to the relationship in question; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make substantially similar representations in the Standard Dealer Agreement; or (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification the Distributor provides to intermediaries in the Standard Dealer Agreement.  In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any Losses to which the Distributor Indemnitees would otherwise be subject by reason of Distributor’s willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations under the Non-Standard Dealer Agreement.

9.                                                   Limitations on Damages.

Neither Party shall be liable for any punitive damages or any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party.

10.                                            Force Majeure.

Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

11.                                            Duration and Termination.

A.                                                           This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Client’s Board or (ii) the vote of a majority of the outstanding voting securities of a Fund, in accordance with Section 15 of the 1940 Act.

B.                                                             Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties.  Further, this Agreement may be terminated upon no less than 60 days’ written notice, by either the Client through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of a Fund, or by the Distributor.

C.                                                             This Agreement will automatically terminate in the event of its assignment.

12.                                            Anti-Money Laundering Compliance.

A.                                                           Each of Distributor and Client acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

B.                                                             The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Funds.

C.                                                             Each of Distributor and Client agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  Distributor undertakes that it will grant to the Client, the Client’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder.  It is expressly understood and agreed that the Client and the Client’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

13.                                            Privacy.

In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Client or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor.  The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.

The Client represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide to the Distributor a copy of that statement annually.  The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

14.                                            Confidentiality.

During the term of this Agreement, the Distributor and the Client may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients.  As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Client which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement.  Confidential Information does not include: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

Each party will use commercially reasonable efforts to protect the other’s Confidential Information, and will not use the other party’s Confidential Information other than in connection with its obligations hereunder.  Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

15.                                            Notices.

Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address as set forth below:

Notices to the Distributor shall be sent to:

Professional Funds Distributor, LLC

Attn: Legal/Compliance

Three Canal Plaza, Suite 100

Portland, ME 04101

Fax: (207) 553-7151

notices to the Client shall be sent to:

PNC Funds Distributor, LLC

Attn: Legal/Compliance

Three Canal Plaza, Suite 100

Portland, ME 04101

Phone: (207) 553-7110

Fax: (207) 553-7151

and

Prior to July 16, 2012:

PNC Capital Advisors, LLC

Two Hopkins Plaza, 4th Floor

Baltimore, MD 21201

Attn: Jennifer E. Spratley

Phone: (410) 237-5852

Fax: (410) 230-9220

Effective July 16, 2012:

On or after July 16, 2012

PNC Capital Advisors, LLC

One East Pratt Street, 5th Floor

Baltimore, MD 21202

Attn: Jennifer E. Spratley

Phone: (410) 237-5852

Fax: (410) 230-9220

16.                                            Modifications.

The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Client.  If required under the 1940 Act, any such amendment must be approved by the Client’s Board, including a majority of the Client’s Board who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment.

17.                                            Change of Name.

The parties hereto acknowledge and agree that Professional Funds Distributor, LLC will be renamed PNC Funds Distributor, LLC and that upon such change this Agreement will remain in full force and effect and all references to Professional Funds Distributor, LLC shall thereafter refer to PNC Funds Distributor, LLC.

18.                                            Records; Visits

Distributor shall maintain all books and records related to the services provided hereunder and pertaining to the Client to the extent required by the 1940 Act and other applicable laws, rules and regulations.  The Client and or any of the Client’s authorized representatives shall have access to such books and records at all times during the Distributor’s normal business hours.  Upon the reasonable request of the Client, copies of any such books and records shall be provided by the Distributor to the Client or Client’s authorized representatives, at the Client’s expense.

19.                                            Sarbanes-Oxley Certifications.

With respect to information provided by the Distributor that is necessary to complete a report or other filing that is required to be certified by certain of the Client’s officers pursuant to Section 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Act”) and rules and regulations promulgated from time to time thereunder (each such report or other filing, a “Certified Report”), the Distributor agrees that any such information, to its knowledge, will be true and complete when given.  The Distributor further agrees that any written representation or certification it provides to the Client and/or the officers of the Client in support of a certification by them to the SEC pursuant to the Act and/or any rules and regulations issued from time to time thereunder, to its knowledge, will be true and correct and complete when given.  This covenant shall survive termination of this Agreement.

20.                                            Governing Law.

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

21.                                            Entire Agreement.

This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

22.                                            Survival.

The provisions of Sections 7, 8, 9, 13, 14 and 21 of this Agreement shall survive any termination of this Agreement.

23.                                            Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

24.                                            Counterparts.

This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

PNC Advantage Funds	Professional Funds Distributor, LLC
PNC Funds

By:	By:
Name: Kevin McCreadie	Name:
Title: President	Title:

EXHIBIT A

Fund Names

Registered Funds

FUND NAME	CLASSES
Government Money Market Fund	I, A
Money Market Fund	I, A, C
Treasury Money Market Fund	I, A
Advantage Institutional Government Money Market Fund	I, A, S
Advantage Institutional Money Market Fund	I, A, S
Advantage Institutional Treasury Money Market Fund	I, A, S
Intermediate Tax Exempt Bond Fund	I, A, C
Maryland Tax Exempt Bond Fund	I, A, C
Michigan Intermediate Municipal Bond Fund	I, A, C
Ohio Intermediate Tax Exempt Bond Fund	I, A, C
Pennsylvania Intermediate Municipal Bond Fund	I, A, C
Tax Exempt Limited Maturity Bond Fund	I, A, C
Ohio Municipal Money Market Fund	I, A, T
Pennsylvania Tax Exempt Money Market Fund	I, A, T
Tax Exempt Money Market Fund	I, A, T
Bond Fund	I, A, C
Government Mortgage Fund	I, A, C
High Yield Bond Fund	I, A
Intermediate Bond Fund	I, A, C
Limited Maturity Bond Fund	I, A, C
Total Return Advantage Fund	I, A, C
Ultra Short Bond Fund	I, A
Balanced Allocation Fund	I, A, C
International Equity Fund	I, A, C
Large Cap Core Equity Fund	I, A, C
Large Cap Growth Fund	I, A, C
Large Cap Value Fund	I, A, C
Mid Cap Value Fund	I, A, C
Multi-Factor Small Cap Core Fund	I, A, C
Multi-Factor Small Cap Growth Fund	I, A, C
Multi-Factor Small Cap Value Fund	I, A, C
S&P 500 Index Fund	I, A, C
Small Cap Fund	I, A, C

EXHIBIT B

Compensation

SALES LOADS*:

1.                                       With respect to Class A Shares (i) that part of the sales charge which is retained by the Distributor after reallowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended.

2.                                       With respect to Class C Shares (i) that part of any front-end sales charge which is retained by the Distributor after allowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended, and (ii) the contingent deferred sales charge payable with respect to Class C Shares sold through the Distributor as set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Class C Shares.

3.                                       With respect to Class I Shares, if any, the Distributor shall not be entitled to any compensation.

4.                                       With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Fund and the Distributor shall agree at the time such Class of Shares is established.

*All Sales Loads received by the Distributor shall be held to be used solely for distribution-related expenses of the Funds and shall not be retained as profit.

12b-1 PAYMENTS:

Attached to this Exhibit B are all plans of distribution under Rule 12b-1 under the 1940 Act approved by the Funds and in effect (collectively, the “Distribution Plan”).  If the Funds have a Board approved Distribution Plan that authorizes them to compensate and reimburse the Distributor for distribution services, then the Funds shall be responsible for all compensation and reimbursements pursuant to this Agreement, or such portions thereof as are authorized under the Distribution Plan.

EXHIBIT C

[NAME OF DISTRIBUTOR], LLC

DEALER AGREEMENT

Re:	[Funds]	Date:

Ladies and Gentlemen:

As the distributor of the shares (“Shares”) of each investment company portfolio (“Fund”), of the investment company or companies referenced above and covered hereunder (collectively, “Company”) which may be amended by us from time to time, [Name of Distributor], LLC (“Distributor”) hereby invites you to participate in the selling group on the following terms and conditions.  In this letter, the terms “we,” “us,” and similar words refer to the Distributor, and the terms “you,” “your,” and similar words refer to the dealer executing this agreement, including its associated persons.

1.                                       Dealer. You hereby represent that you are a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement, and that you are a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”).  You agree that it is your responsibility to determine the suitability of any Fund Shares as investments for your customers, and that we have no responsibility for such determination.  You further agree to maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by us relating to your transactions in Fund Shares.  In addition, you agree to notify us immediately in the event your status as a member of FINRA or SIPC changes.  You agree that you will at all times comply with (i) the provisions of this Dealer Agreement related to compliance with all applicable rules and regulations; and (ii) the terms of each registration statement and prospectus for the Funds.

2.                                       Qualification of Shares.  The Fund will make available to you a list of the states or other jurisdictions in which Fund Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time.  You will make offers of Shares to your customers only in those states, and you will ensure that you (including your associated persons) are appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with your activities.

3.                                       Orders.  All orders you submit for transactions in Fund Shares shall reflect orders received from your customers or shall be for your account for your own bona fide investment, and you will date and time-stamp your customer orders and forward them promptly each day and in any event prior to the time required by the applicable Fund prospectus (the “Prospectus,” which for purposes of this agreement includes the Statement of Additional Information incorporated therein).  As agent for your customers, you shall not withhold placing customers’ orders for any Shares so as to profit yourself or your customer as a result of such withholding.  You are hereby authorized to: (i) place your orders directly with the relevant investment company (the “Company”) for the purchase of Shares and (ii) tender Shares directly to the Company for redemption, in each case subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by us or the Fund (directly or through its Transfer Agent) from time to time.  All purchase orders you submit are subject to acceptance or rejection, and we reserve the right to suspend or limit the sale of Shares.  You are not authorized to make any representations concerning Shares of any Fund except such representations as are contained in the Prospectus and in such supplemental written information that the Fund or the Distributor (acting on behalf of the Fund) may provide to you with respect to a Fund.  All orders that are accepted for the purchase of Shares shall be executed at the next determined public offering price per share (i.e., the net asset value per share plus the applicable sales load, if any) and all orders for the redemption of Shares shall be executed at the next determined net asset value per share and subject to any applicable redemption fee or contingent deferred sales load, in each case as described in the Prospectus.

4.                                       Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations.  In connection with its respective activities hereunder, each party agrees to abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which the relevant party is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to the relevant party (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”).  You are authorized to distribute to your customers the current Prospectus, as well as any supplemental sales material received from the Fund or the Distributor (acting on behalf of the Fund) (on the terms and for the period specified by us or stated in such material).  You are not authorized to distribute, furnish or display any other sales or promotional material relating to a Fund without our prior written approval, but you may identify the Funds in a listing of mutual funds available through you to your customers.  Unless otherwise mutually agreed in writing, you shall deliver or cause to be delivered to each customer who purchases shares of any Funds from or through you, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to such Funds and prepared by or on behalf of the Funds or us.  If required by Rule 10b-10 under the Securities Exchange Act or other Applicable Laws, you shall send or cause to be sent confirmations or other reports to your customers containing such information as may be required by Applicable Laws.

5.                                       Sales Charges and Concessions.  On each purchase of Shares by you (but not including the reinvestment of any dividends or distributions), you shall be entitled to receive such dealer allowances, concessions, sales charges or other compensation, if any, as may be set forth in the Prospectus.  Sales charge reductions and discounts may be available as provided in the Prospectus.  To obtain any such reductions, the Company or its transfer agent must be notified promptly when a transaction or transactions would qualify for the reduced charge and you must submit information that is sufficient (in the discretion of the Company) to substantiate qualification therefor.  The foregoing shall include advising us of any Letter of Intent signed by your customer or of any Right of Accumulation available to such customer.  If you fail to so advise the Fund, you will be liable for the return of any commissions plus interest thereon.  Rights of accumulation (including rights under a Letter of Intent) are available, if at all, only as set forth in the Prospectus, and you authorize any adjustment to your account (and will be liable for any refund) to the extent any allowance, discount or concession is made and the conditions therefor are not fulfilled.  Each price is always subject to confirmation, and will be based upon the net asset value next determined after receipt of an order that is in good form.  If any Shares purchased are tendered for redemption or repurchased by the Fund for any reason within seven business days after confirmation of the purchase order for such Shares, you agree to promptly refund the full sales load or other concession and you will forfeit the right to receive any compensation allowable or payable to you on such Shares.  The Fund reserves the right to waive sales charges.  You represent to us that you are eligible to receive any such sales charges and concessions paid to you by us under this section.

6.                                       Transactions in Fund Shares.  With respect to all orders you place for the purchase of Fund Shares, unless otherwise agreed, settlement shall be made with the Company within three (3) business days after acceptance of the order.  If payment is not so received or made, the transaction may be cancelled.  In this event or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the Funds or to us from your failure to make payments as aforesaid.  You shall not be entitled to any gains generated thereby.  You also assume responsibility for any loss to a Fund caused by any order placed by you on an “as-of” basis subsequent to the trade date for the order, and will immediately pay such loss to the Fund upon notification or demand.  Such orders shall be acceptable only as permitted by the Company and shall be subject to the Company’s policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to the Fund and /or to us prior to the Company’s acceptance of any such order.

7.                                       Accuracy of Orders; Customer Signatures.  You shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers by any means, including wire or telephone.  In addition, you agree to guarantee the signatures of your customers when such guarantee is required by the Company and you agree to indemnify and hold harmless all persons, including us and the Funds’ transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8.                                       Indemnification.  You agree to indemnify hold harmless us, our officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses resulting from (i) any failure by you to comply with Applicable Laws in connection with activities performed under this agreement, or (ii) any unauthorized representation made by you concerning an investment in Fund Shares.

We agree to indemnify and hold harmless you and your officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys fees) and losses resulting from (i) any failure by us to comply with Applicable Laws in connection with our activities as Distributor under this agreement, or (ii) any untrue statement of a material fact set forth in a Fund’s Prospectus or supplemental sales material provided to you by us (and used by you on the terms and for the period specified by us or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading.

9.                                       Multi-Class Distribution Arrangements.  You understand and acknowledge that the Funds may offer Shares in multiple classes, and you represent and warrant that you have established compliance procedures designed to ensure that your customers are made aware of the terms of each available class of Fund Shares, to ensure that each customer is offered only Shares that are suitable investments for him or her, to ensure that each customer is availed of the opportunity to obtain sales charge break points as detailed in the Prospectus, and to ensure proper supervision of your representatives in recommending and offering the Shares of multiple classes to your customers.

10.                                 Anti-Money Laundering Compliance.  Each party to this agreement acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including NASD Conduct Rule 3011, in all relevant respects. You agree to cooperate with us to satisfy AML due diligence policies of the Company and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by us or the Company to ensure compliance with AML Laws.  Dealer also agrees to provide for screening its own new and existing customers against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the AML Acts.

11.                                 Privacy.  The parties agree that any Non-public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this agreement.  Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

12.                                 Distribution and/or Service Fees. Subject to and in accordance with the terms of each Prospectus and the Distribution Plan and/or Service Plan, if any, adopted by resolution of the Board pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”), we may pay financial institutions with which we have entered into an agreement in substantially the form annexed hereto as Appendix A or such other form as may be approved from time to time by the Funds’ Board (the “Fee Agreement”) such fees as may be determined in accordance with such Fee Agreement, for distribution, shareholder or administrative services, as described therein.

13.                               Order Processing.  In accordance with NASD Notice to Members 03-50 (reminding members of their responsibility to ensure that they have in place policies and procedures reasonably designed to detect and prevent the occurrence of mutual fund transactions that would violate Rule 22c-1 under the 1940 Act, NASD Conduct Rule 2110 and other applicable rules and regulations), you represent that you have reviewed your policies and procedures to ensure that they are adequate with respect to preventing violations of law and prospectus requirements related to timely order-taking and market timing activity, in that such policies and procedures (i) prevent the submission of any order received after the deadline for submission of orders in each day that are eligible for pricing at that day’s net asset value per share (“NAV”); and (ii) prevent the purchase of Fund Shares by an individual or entity whose stated objectives are not consistent with the stated policies of a Fund in protecting the best interests of longer-term investors, particularly where such investor may be seeking market timing or arbitrage opportunities through such purchase.  You represent that you will be responsible for the collection and payment to the Company of any Redemption Fees based upon the terms outlined in the Company’s prospectus.

14.                                 Amendments.  This agreement may be amended from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below or as registered as your main office from time to time with FINRA.  If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Your objection must be in writing and be received by us within such fifteen (15) days.  All amendments shall be in writing and except as provided above shall be executed by both parties.

15.                                 Termination.  This agreement shall inure to the benefit of the successors and assigns of either party hereto, provided, however, that you may not assign this agreement without our prior written consent.  This agreement may be terminated by either party, without penalty, upon ten days’ prior written notice to the other party.  Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

16.                                 Notices.  All notices and communications to us shall be sent to us at Three Canal Plaza, Suite 100, Portland, ME 04101, Attn: Legal/Compliance, or at such other address as we may designate in writing.  All notices and other communication to you shall be sent you at the address set forth below or at such other address as you may designate in writing.  All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery, with a confirming copy by mail.

17.                                 Authorization.  Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein, and that the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this agreement.

18.                                 Directed Brokerage Prohibitions.  The Distributor and Dealer agree that neither of them shall direct Fund portfolio securities transactions or related remuneration to satisfy any compensation obligations under this Agreement. The Distributor also agrees that it will not directly or indirectly compensate the dealer executing this agreement in contravention of Rule 12b-1(h) of the 1940 Act.

19.                                 Shareholder Information.  The dealer executing this agreement agrees to comply with the requirements set forth on Appendix B attached hereto regarding the provision of shareholder information pursuant to Rule 22c-2 of the 1940 Act.

20.                                 Miscellaneous.  This agreement supersedes any other agreement between the parties with respect to the offer and sale of Fund Shares and other matters covered herein.  The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.  This agreement may be executed in any number of counterparts, which together shall constitute one instrument.  This agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflict of laws principles, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

[The Balance of this Page is Intentionally Left Blank]

*                                                                                         *                                                                                         *                                                                                         *

If the foregoing corresponds with your understanding of our agreement, please sign this document and the accompanying copies thereof in the appropriate space below and return the same to us, whereupon this agreement shall be binding upon each of us.

[NAME OF DISTRIBUTOR], LLC

By:

Insert Name:

Title:

Agreed to and accepted:

                                                                                                [Insert Dealer Name]

By:

Print Name:

Title:

Address of Dealer:

Operations Contact:

Name:

Phone:

Email:

Appendix A

[NAME OF DISTRIBUTOR], LLC

DISTRIBUTION/SERVICE FEE AGREEMENT

[funds]	Date:

Ladies and Gentlemen:

This Fee Agreement (“Agreement”) confirms our understanding and agreement with respect to Rule 12b-1 payments to be made to you in accordance with the Dealer Agreement between you and us (the “Dealer Agreement”), which entitles you to serve as a selected dealer of certain Funds for which we serve as Distributor.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Dealer Agreement.

1.  From time to time during the term of this Agreement, we may make payments to you pursuant to one or more distribution and service plans (the “Plans”) adopted by certain of the Funds pursuant to Rule 12b-1 of the Investment Company Act of 1940 (the “1940 Act”).  You agree to furnish sales and marketing services and/or shareholder services to your customers who invest in and own Fund Shares, including, but not limited to, answering routine inquiries regarding the Funds, processing shareholder transactions, and providing any other shareholder services not otherwise provided by a Fund’s transfer agent.  With respect to such payments to you, we shall have only the obligation to make payments to you after, for as long as, and to the extent that, we receive from the Fund an amount equivalent to the amount payable to you.  The Fund reserves the right, without prior notice, to suspend or eliminate the payment of such Rule 12b-1 Plan payments or other dealer compensation by amendment, sticker or supplement to the then-current Prospectus of the Fund or other written notice to you.

2.  Any such fee payments shall reflect the amounts described in the Fund’s prospectus.  Payments will be based on the average daily net assets of Fund Shares which are owned by those customers of yours whose records, as maintained by the Funds or the transfer agent, designate your firm as the customer’s dealer of record.   No such fee payments will be payable to you with respect to shares purchased by or through you and redeemed by the Funds within seven business days after the date of confirmation of such purchase.  You represent that you are eligible to receive any such payments made to you under the Plans.

3.  You agree that all activities conducted under this Agreement will be conducted in accordance with the Plans, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of FINRA.

4.  Upon request, on a quarterly basis, you shall furnish us with a written report describing the amounts payable to you pursuant to this Agreement and the purpose for which such amounts were expended.  We shall provide quarterly reports to the Funds’ Board of amounts expended pursuant to the Plans and the purposes for which such expenditures were made.  You shall furnish us with such other information as shall reasonably be requested by us in connection with our reports to the Board with respect to the fees paid to you pursuant to this Agreement.

5.  This Agreement shall continue in effect until terminated in the manner prescribed below or as provided in the Plans or in Rule 12b-1. This Agreement may be terminated, with respect to one or more Funds, without penalty, by either of us, upon ten days’ prior written notice to the other party. In addition, this Agreement will be terminated with respect to any Fund upon a termination of the relevant Plan or the Dealer Agreement, if a Fund closes to new investments, or if our Distribution Agreement with the Funds terminates.

6.  This Agreement may be amended by us from time to time by the following procedure.  We will mail a copy of the amendment to you at your address shown below or as registered from time to time with FINRA.  If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement.  Your objection must be in writing and be received by us within such fifteen days.

7.  This Agreement shall become effective as of the date when it is executed and dated by us below.  This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the state of Delaware, without regard to conflict of laws principles.

8.  All notices and other communications shall be given as provided in the Dealer Agreement.  If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return the same to us.

[Name of Distributor], LLC
Agreed to and Accepted
Name and Address of Dealer firm:

By:
Insert Name:
Title:
By:
Insert Name:
Title:

APPENDIX B

Information Regarding the Provision of Shareholder Information Pursuant to Rule 22c-2

(a).          Agreement to Provide Information.  Dealer agrees to provide the Fund, upon request, the taxpayer identification number (“TIN”), if known, (or in the case of a non U.S. shareholder, if the TIN is unavailable, the International Taxpayer Identification Number or other government issued identifier) of any or all Shareholder(s) who have purchased, redeemed, transferred, or exchanged fund shares held through an account with Dealer and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Dealer during the period covered by the request.

i.              Period Covered by Request.  Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought.  The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

ii.             Form and Timing of Response.  Dealer agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five business days, after receipt of a request.  If the requested information is not on the Dealer’s books and records, Dealer agrees to use best efforts to: (x) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary, including a determination on whether any specific person about whom Dealer has received information, is itself a financial intermediary; or (y) if directed by the Fund, restrict or prohibit further purchases or exchanges of Fund Shares by a shareholder who has been identified by the Fund as having engaged in transactions of Fund shares (directly or indirectly) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund.  In such instance, Dealer agrees to inform the Fund whether it plans to perform (x) or (y).  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.  To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

iii.            Limitations on Use of Information.  The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Dealer.

(b)           Agreement to Restrict Trading.  Dealer agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Fund shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Dealer’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

i.              Form of Instructions.  Instructions must include the TIN, if known, and the specific restriction(s) to be executed.  If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

ii.             Timing of Response.  Dealer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Dealer.

iii.            Confirmation by Dealer.  Dealer must provide written confirmation to the Fund that instructions have been executed.  Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c)                                  Definitions.  For purposes of this Appendix B:

i.              The term “Fund” includes the fund’s investment adviser, principal underwriter and transfer agent.  The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.(1)

ii.             The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Dealer.

iii.            The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Dealer in nominee name or, alternatively, for use with retirement plan recordkeepers, the term means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

iv.            The term “written” includes electronic writings and facsimile transmissions.

v.             The term “Dealer” shall mean a “financial intermediary” as defined in SEC rule 22c-2.

(1)  As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.